PATENT PURCHASE AGREEMENT

PATENT PURCHASE AGREEMENT (this “Agreement”), effective as of May 13, 2013 (“Effective Date”), by and between Finishing Touches Home Goods Inc., a Nevada company (“Parent”), IP Acquisition Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), and Solid Solar Energy, Inc., a Nevada company (“Seller”), each a (“Party”) and collectively the (“Parties”).   In consideration of the mutual promises in this Agreement, the Parties, intending to be legally bound, agree as follows:

1.      Definitions.

1.1      “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.  “Person means an association, corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization.

1.2      “Confidential Information” means any information, whether in electronic, written, graphic, oral, machine readable or other tangible or intangible form, that is marked or identified at the time of disclosure as “Confidential” or “Proprietary” or in some other manner so as to clearly indicate its confidential nature.  In order to be treated as “Confidential Information,” information that is disclosed orally must be identified at the time of disclosure or promptly thereafter as confidential or proprietary.  The obligations under Article 7 shall not apply to the extent that the disclosing party establishes by competent proof that such information: (a) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (b) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no act or omission of the receiving party; (c) was already in the possession of the receiving party without confidentiality obligations at the time of disclosure hereunder by the disclosing party; (d) is obtained by the receiving party without confidentiality obligations from a third party without a breach of such third party’s obligations of confidentiality; or (e) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information.

1.3      “Disclaimer Issue” means a terminal disclaimer (including under 35 U.S.C. § 253 or 37 CFR 1.321 or the equivalent laws or regulation of any other patent authority, a “Terminal Disclaimer”) that exists or is or should reasonably be required to be made in a patent or patent application to address a double patenting issue, including such an issue raised in a judicial or administrative proceeding (including any proceeding with the U.S. Patent and Trademark Office or any corresponding foreign patent authority).

1.4      “Patent Documents” means documents, records and files in the possession or control of Seller relating to the Purchased Patents, including (a) the original (or, if the original is not available, a copy) of the patent certificate for each of the Purchased Patents that has issued, (b) complete prosecution files and docketing reports (including patent listing, current status, actions due and deadlines), including materials filed with the U.S. Patent and Trademark Office (or the equivalent authority in any other country) with respect to such Purchased Patents, (c) originals (or, if the original is not available, a copy) of all assignment agreements in its possession relating to the Purchased Patents, including a written assignment to Seller from each inventor for each Purchased Patent, (d) books, inventor notebooks, and proof of maintenance payments to the U.S. Patent and Trademark Office, and (e) any other materials or information in the possession or control of, or known to, Seller that, to Seller’s knowledge, is material to the enforcement of such Purchased Patents; but specifically excluding any portions of the above not related to the Purchased Patents and any attorney-client privileged information contained in any such documents, records and files.

1.5      “Potentially Relevant License” means any non-exclusive license listed in Section 3 of Exhibit D.

1.6      “Purchased Patents” means (a) the patents and patent applications identified in Exhibit A (“Patents”) and the inventions disclosed therein, (b) all reissues, divisionals, continuations, continuations-in-part, extensions, renewals, reexaminations and foreign counterparts thereof, and all other patents, patent applications, certificates of invention and other governmental grants resulting from the Patents, (c) all patents and applications which claim priority to or have common disclosure or common priority with any such patents or patent applications (for the avoidance of doubt, patents which include partial commonalities such as figures or patents whose features of the inventions are different from those of Purchased Patents may be excluded), and (d) all rights corresponding to any of the foregoing throughout the world (including the right to claim the priority date of any of such patents and patent applications and the right to sue for and recover damages for any past, present or future infringement of such patents and patent applications); in each case, regardless of whether in existence prior to, as of or after the Effective Date.

1.7      “Transfer Documents” means fully executed, original patent transfer documents, in a form approved by the Parties suitable for filing with the relevant governmental entity, in each jurisdiction where the Purchased Patents issued from or have been filed, as the case may be, in each case to record the change of ownership of the Purchased Patents from Seller to Purchaser.  Unless otherwise directed by Purchaser, Transfer Documents for U.S. Purchased Patents shall be provided in the form of Exhibit B.

2.      Assignment.

2.1      Assignment to Purchaser. Seller agrees to, and does hereby, irrevocably sell, assign, transfer and convey to Purchaser, throughout the world and in perpetuity, the entire right, title and interest in and to the Purchased Patents, all inventions claimed therein and all Patent Documents, free and clear of all liens, claims, licenses, covenants, encumbrances and interests (other than the Potentially Relevant Licenses as set forth in Exhibit D)).  For the avoidance of doubt, Purchaser shall honor the contractual status as the licenser in accordance with laws for any Potentially Relevant Licenses.

2.2      Assignment of Additional Rights.  Upon the Seller’s receipt of the amount set forth on Exhibit E (“Purchase Price”), the Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest in and to all: (a) causes of action (whether known or unknown or whether currently pending, filed or otherwise) and other enforcement rights under, or on account of, any of the Patents including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief and (iii) any other remedies of any kind for past, current and future infringement, and (iv) rights to collect royalties or other payments under or on account of any of the Patents and/or any of the foregoing (excluding any Potentially Relevant Licenses) under Section 2.1.

2.3      Additional Transfer.  If any Purchased Patent is subject to a Disclaimer Issue after the Effective Date with respect to any other patent or patent application of Seller or its Affiliates, Seller shall transfer, and hereby does transfer, ownership of such patent or patent application to Purchaser without additional consideration and such patent or patent application shall be a Purchased Patent.

2.4      License Back to Seller.  Purchaser hereby grants to Seller as of the Effective Date, under the Patents and for the lives thereof, a personal, royalty-free, irrevocable, non-exclusive and worldwide license, without the right to sub-license, (“Solid License”) to practice the methods and to develop, make, have made, use, distribute, lease, offer for sale, sell, import, export and otherwise dispose of Seller’s products and services covered by the Patents (the “Covered Products and Services”).  This license shall apply to the use and subsequent redistribution of Covered Products and Services, in substantially identical form as they are distributed by Seller, but shall not otherwise be sub-licensable or provide Seller the right to act as foundry for any third Party.  The Solid License may be transferred in conjunction with (a) the sale of all, or substantially all, of the Seller’s operating assets or (b) a merger to the successor to all, or substantially all, of the Seller’s operating assets.  In the event of such acquisition or merger, the Covered Products and Services shall automatically become limited to Seller’s products and services that had been commercially released by Seller prior to the effective date of such transaction and for new versions of such products and services that have merely incremental differences from such products and services that do not bring the new versions within the scope of any claim of the Patents that did not also encompass such prior products and services.

2.5      Reservation of Rights.  Nothing in this Agreement shall be deemed or construed to constitute any release, forbearance, forfeiture, immunity or other waiver of any rights of Purchaser or its Affiliates to enforce any of their patent or other intellectual property rights with respect to any activities taken by Seller, its Affiliates and/or any third Party.  This Agreement shall not be deemed or construed to grant, make or constitute any license, covenant, immunity, authorization or right, whether by implication, estoppel, acquiescence, reliance or otherwise, under any patent or patent application that is outside the definition of Purchased Patents (including any patent or patent application of any Affiliate of Purchaser).  No license, covenant, immunity, authorization or other right is granted or made, by implication, estoppel, acquiescence, reliance or otherwise under this Agreement, to Seller, its Affiliates or any third Party under any Purchased Patents or any other intellectual property right now or hereafter owned or controlled by Purchaser or its Affiliates.  Seller shall not (and shall cause its Affiliates to not) file or maintain, or assist any third Party to file or maintain, a claim for reexamination, including inter Parties review, of any Purchased Patent, or any legal or administrative proceeding alleging invalidity, non-infringement or unenforceability of any Purchased Patent.

3.      Cooperation.

3.1      General Cooperation. Seller shall (and shall cause its Affiliates to) cooperate with Purchaser, at Purchaser’s request, to enable Purchaser to enjoy the fullest extent of the right, title and interest herein conveyed in the United States and other countries.  Purchaser shall pay the reasonable out-of-pocket expenses incurred by Seller when cooperating with Purchaser.  Such cooperation by Seller (and its Affiliates) shall include prompt production of pertinent facts and documents, offering deposition testimony on behalf of Purchaser, offering trial testimony on behalf of Purchaser, attending trial and sitting at plaintiff’s table at trial, assistance in obtaining testimony by other, general and reasonable cooperation with any trial related to the infringement of the Purchased Patents, executing necessary documents, and providing other assistance reasonably requested by Purchaser.  Should a change in the law effect Purchaser’s ability to bring patent infringement litigation, Seller agrees to serve as the named plaintiff in any patent enforcement litigation in order to effectuate the purposes and goals of this Agreement. Purchaser will be responsible for its costs of recording the assignment of the Purchased Patents to Purchaser.  Seller further agrees to execute, acknowledge and deliver all such additional instruments, and to do all such further acts, as may be necessary, advisable or appropriate to carry out the intent and purposes of this Agreement.

3.2      Files and Prosecution Counsel.  Without limiting the obligations under Section 3.1, on the Effective Date, Seller shall: (a) deliver to Purchaser the fully executed Transfer Documents by Seller, which may be delivered as PDF of the original executed documents with the original documents to follow by express mail; (b) deliver to Purchaser the Patent Documents for each of the Purchased Patents and copies of each of the Potentially Relevant Licenses; and (c) instruct each outside counsel and foreign associate firm responsible for any Purchased Patent to send all copies of such files to Purchaser.  Seller shall be responsible for all invoices, expenses, and fees to outside prosecution counsel or agents relating to the Purchased Patents that were incurred prior to or on the Effective Date.  If reasonably necessary, Seller shall thereafter assist Purchaser in procuring all such files from all such outside counsel and foreign associate firms.  Seller shall also waive on behalf of Purchaser any attorney client privilege or attorney client conflict issues related to the transfer of information under this Section 3.2.  Seller’s waiver is only to Purchaser.

3.3      Limited Power of Attorney.  Seller irrevocably constitutes and appoints Purchaser, with full power of substitution, to be its true and lawful attorney, and in its name, place or stead, to execute, acknowledge, swear to and file, all instruments, conveyances, certificates, agreements and other documents, and to take any action which shall be necessary, appropriate or desirable to effectuate the transfer, or prosecution of the Purchased Patents in accordance herewith; provided, however, that such power shall be exercised by the Purchaser only if Seller fails to promptly take the necessary actions required hereunder to affect or record such transfer, or prosecution of such Purchased Patents following Purchaser’s reasonable request, and being given a reasonable opportunity to do so.  This power of attorney shall be deemed to be coupled with an interest and shall be irrevocable.

3.4      Attorney-Client Privileged Information.  Seller shall use reasonable efforts to: (a) maintain attorney-client privilege with respect to all attorney-client privileged information existing as of the Effective Date that relates to the Purchased Patents; and (b) provide Purchaser with at least fifteen days prior written notice before disclosing to any third Party, or waiving any attorney-client privilege with respect to, any such attorney-client privileged information.  Notwithstanding anything to the contrary herein, nothing in this Article 3 shall obligate Seller to disclose any attorney-client privileged information; provided, however, that Purchaser shall have the right to request, from time to time, whether Seller has subsequently waived privilege with respect to information previously indicated by Seller to be privileged, and if such privilege has subsequently been waived, Purchaser shall have the right to re-request assistance from Seller under this Article 3.

4.      Payment.

4.1      Purchase Price.  (a) In partial consideration for the assignment of rights per Section 2.1 and performance of Seller’s other obligations hereunder, Purchaser shall pay Seller the Purchase Price within five (5) business days of the Effective Date (i) the cash portion of the Purchase Price via wire transfer to the account named by Seller prior to the date hereof and (ii) the stock portion of the Purchase Price via delivery to the Purchaser of a certificate (or certificates) representing the stock portion of the Purchase Price, along with fully executed stock powers that are medallion guaranteed and duly endorsed in form for transfer to the Purchaser.  (b) In addition to that set forth in Sections (a) above, and in further consideration for the assignment of rights per Section 2.1 and performance of Seller’s other obligations hereunder, Purchaser is contemporaneously entering into that Proceeds Interest Agreement with the Seller dated as of the Effective Date (the “Proceeds Interest Agreement”) under the terms set forth therein and in part (c) of  Exhibit E.

4.2      Taxes.  Except for income or gross receipts taxes imposed on Purchaser, fees and taxes associated with recording assignment documents and except for maintenance fees due after the Effective Date, Seller shall be solely responsible for the payment of, and shall pay when due, any federal, state, local, foreign or other tax, duty, levy, impost, fee, assessment or other governmental charge, including income, gross receipts, business, occupation, sales, stamp, value-added, excise (or similar transfer taxes), use, or other tax of any kind whatsoever and any premium, together with any interest, penalties, surcharges, fines and additions attributable to or imposed with respect to the foregoing (collectively “Taxes”) that may be payable upon the transfer of the Purchased Patents to Purchaser hereunder or the granting by Purchaser of the license under Article 2.

5.	Term and Survival. The term hereof will commence on the Effective Date and will continue in full force and effect until the date of expiration of the last of the Purchased Patents.

6.      Representations and Warranties.

6.1      Organizational Matters.  Seller represents and warrants that: (a) Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada; (b) Seller has the full right, power and authority, and has obtained all third Party consents, approvals and authorizations, required to enter into this Agreement and to carry out its obligations under this Agreement, including assigning each Purchased Patent per Article 2; (c) Seller (i) is not insolvent as of the Effective Date and will not become insolvent as a result of the transactions contemplated hereunder, (ii) is not engaged in a business or transaction, or about to engage in a business or a transaction, for which any property remaining with Seller after giving effect to the transactions contemplated hereunder is or will be an unreasonably small capital, and (iii) does not intend to incur, and does not believe that it will incur, debts that would be beyond Seller’s ability to pay as they mature; (d) Seller is not entering into the transactions contemplated hereunder with the intent to hinder, delay or defraud any entity to which Seller is or will become, on or after the Effective Date, indebted; and (e) the transactions and agreements contained hereunder do not violate any state or federal fraudulent transfer, fraudulent conveyance or bulk sale laws, or any other laws of similar effect.

6.2      Patent Matters. Seller represents and warrants to the best of its knowledge that as of the Effective Date:

(a)
Inventors.  The inventors listed on the face of each Purchased Patent are the sole inventors with respect to the Purchased Patents and were either employees or contractors of Seller on the date on which (i) they executed written agreements in favor of Seller assigning each such inventor’s rights to the Purchased Patents and agreeing to cooperate with Seller in a manner consistent with the requirements of this Agreement, and (ii) the inventions disclosed in each Purchased Patent were conceived of and reduced to practice;

(b)
Ownership.  Seller exclusively owns all right, title and interest in and to the Purchased Patents free of all liens, claims, licenses, covenants, encumbrances and interests (other than the Potentially Relevant Licenses).  Seller is not aware of any facts or circumstances that are likely to give rise to any defect, lien, or encumbrances on the Purchased Patents;

(c)
Notice of Ownership Challenges.  Neither Seller nor any of its Affiliates has received any notice or claim (whether written, oral or otherwise) challenging the inventorship or Seller’s ownership of any Purchased Patent (in whole or in part) or suggesting that any third Party has any claim of legal or beneficial ownership with respect to any Purchased Patent;

(d)
No Licenses Granted to Customers. Seller has not granted to its customers or other third Parties any licenses to practice the methods and to develop, make, have made, use, distribute, lease, offer for sale, sell, import, export and otherwise dispose of the Covered Products and Services.

(e)	No Exclusive Rights Granted. No exclusive right or license has been or is authorized or required to be granted under or to any Purchased Patent;

(f)
Standards Setting Organizations.  Section 1 of Exhibit D sets forth a complete and accurate list of standards setting organizations of which Seller, any of its Affiliates and any predecessor-in-title to any Purchased Patent is or was a member or has participated and which may have intellectual property terms, conditions or policies that may impact one or more Purchased Patents;

(g)
Governmental Rights.  No governmental entity, agency or university has any claim, right, title, interest or license in or to any of the Purchased Patents.  No governmental entity, agency or university funding was received, or resources or facilities from any governmental entity, agency or university was used, in connection with the conception, development or reduction to practice of any invention disclosed in any Purchased Patent;

(h)	Sublicenses, Covenants Not to Sue and Immunities. None of the Potentially Relevant Licenses include any covenants not to sue or immunities from suit;

(i)
Terminal Disclaimers.  If any of the Purchased Patents are terminally disclaimed to another patent or patent application, all patent applications subject to such terminal disclaimer are also included in the Purchased Patents;

(j)
Lawsuits and Other Proceedings.  No Purchased Patent has been involved in any past or pending action, suit, investigation, claim or proceeding (including any reexamination), nor has any Purchased Patent been threatened with any such action, suit, investigation, claim or proceeding, other than those set forth in Exhibit F;

(k)
Statutory Bars.  To the best of Seller’s knowledge and belief, no acts of Seller or any of its Affiliates, or any Party acting on behalf of or at the direction of Seller or any of its Affiliates, have invalidated or will invalidate any Purchased Patent under the laws of any jurisdiction (including under 35 U.S.C. §102(b)) including through (i) disclosure of the invention or circulation of a printed publication that describes the claimed invention, (ii) public use of the claimed invention, or (iii) sale or offer for sale of the claimed invention prior to the application for such patent;

(l)
Invalidity and Unenforceability.  No Purchased Patent has ever been found invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding.  Neither Seller nor any of its Affiliates has received any information, notice, or claim challenging or questioning the validity or enforceability or alleging the misuse of any Purchased Patent.  To the best of Seller’s knowledge and belief, no Purchased Patent is or will become invalid or unenforceable, and no acts of Seller, its Affiliates or anyone acting on their behalf has or will constitute fraud upon the United States Patent and Trademark Office or any other patent office or governmental entity.  Seller has no information that could be considered prior art that would invalidate an of the Purchased Patents.  Neither Seller nor any of its Affiliates has committed any illegal tying, illegal term extension, misuse, other illegal anti-competition activities, laches, estoppel, waiver, inequitable conduct in violation of 35 CFR 1.56 or other law, in each case, that, if litigated, may result in the unenforceability or invalidity of any Purchased Patents;

(m)	Third Party Notices. Neither Seller nor any of its Affiliates has put any third Party on notice of actual or potential infringement of any Purchased Patent, other than those set forth in Exhibit F;

(n)	Docket. The docket and other Patent Documents provided by Seller are true and correct in all material respects;

(o)
Fees.  All maintenance, renewal, application, or other fees required to maintain the validity of the Purchased Patents have been paid in full until the date sixty days after the Effective Date, proof of which is attached and included as part of Exhibit C;

(p)	Small Entity Status. No “small entity” or “micro entity” fees were paid for any Purchased Patent where such fees were not available for such Purchased Patent at such time under applicable law;

(q)
Upcoming Required Actions.  There are no actions that must be taken within 120 days after the Effective Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Purchased Patent, except as specifically identified in Exhibit C.  Proof of this representation and warranty are attached and included as part of Exhibit C;

(r)	Intentionally Omitted.

(s)
Royalties.  There are no royalties, honoraria, fees or other payments payable by Seller to any third Party by reason of the ownership, use, possession, license, sale, or disposition of any Purchased Patents except as set forth in Section 3 of Exhibit D; and

(t)
Broker’s Fees.  Neither Seller nor any of its Affiliates has knowledge of, and has taken no action which would give rise to, any claim for a broker’s or finder’s fee to be paid by Purchaser in connection with the consummation of the transactions provided for hereunder.

6.3      Effect of Due Diligence.  The fact that Purchaser will or may have conducted an investigation of the Purchased Patents prior to the Effective Date shall in no way mitigate or qualify the representations and warranties of Seller herein.  Seller acknowledges and agrees that Purchaser is relying on Seller’s representations and warranties in executing this Agreement and consummating the transactions contemplated herein.

6.4      Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 6, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED.

7.      Confidentiality.

7.1      Non-Disclosure.  Except as set forth in this Section 7.1, the receiving Party shall not disclose or use the disclosing Party’s Confidential Information.  Each Party hereto may: (a) use the other Party’s Confidential Information to the extent reasonably necessary to perform its obligations hereunder; and (b) use or disclose the other Party’s Confidential Information to the extent reasonably necessary to (i) exercise the rights granted hereunder, (ii) prosecute or defend litigation, or (iii) comply with applicable laws, governmental regulations or court orders or submitting information to tax or other governmental entities (including the Securities and Exchange Commission); in each case, provided that if a Party is required to make any such disclosure, other than pursuant to a non-use and non-disclosure agreement, it will give reasonable advance notice in writing to the other Party of such disclosure requirement, will use reasonable efforts to secure confidential treatment of such information (whether through protective order or otherwise), except to the extent inappropriate with respect to patent applications, and use reasonable efforts to permit the other Party an opportunity to maintain confidentiality of its affected Confidential Information.  It is understood that either Party may also disclose the Confidential Information of the other Party upon receipt of the prior express written consent to such disclosure by a duly authorized representative of the other Party.  Notwithstanding anything to the contrary, upon assignment of the Purchased Patents to Purchaser hereunder, the Patent Documents will be deemed to be the Confidential Information of Purchaser and not the Confidential Information of Seller, and Purchaser shall be free to use and disclose all such Patent Documents without restriction.

7.2      Confidential Agreement.  Each Party shall not to disclose the terms, but may disclose the existence, hereof to any third Party without the prior written consent of this other Party.  Each Party may disclose the terms hereof (a) to such Party’s Affiliates and to such Party’s attorneys, accountants, advisors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, (b) to the extent required by law, (c) as necessary to exercise, perfect or enforce this Agreement or rights hereunder, including recordation by Purchaser of assignments of the Purchased Patents, (d) by Purchaser in connection with a sale or license of any Purchased Patent, (e) in connection with a merger, acquisition or financing transaction or proposed merger, acquisition or financing transaction, or the like, involving a Party to this Agreement or an Affiliate thereof and under circumstances that reasonably ensure the confidentiality of such terms or (f) in a press release substantially in the form exchanged by the Parties concurrently with the execution of this Agreement.

8.      Miscellaneous Provisions.

8.1      Independent Relationship.  Seller shall at all times be an independent contractor, and as such shall not have any right, power or authority to bind Purchaser.  Seller and its personnel shall not act as an agent nor shall Seller be deemed to be an employee, agent, partner, franchisor, franchisee or legal representative of Purchaser for any purpose.  Seller shall not enter into any agreements or incur any obligations on behalf of Purchaser.

8.2      Notices.  All notices required or permitted to be given hereunder shall be in English, shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier addressed as follows:

If to Seller:	If to Purchaser:

Solid Solar Energy, Inc. 3665 Merrick Road Seaford, NY 11783	Finishing Touches Home Goods Inc, 1 City Square, Leeds England UK LS1 2ES

Such notices shall be deemed served when received by the addressee.  Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party at such changed address.

8.3      Severability.  If any provision, or portion thereof, hereof is found to be invalid, unlawful or unenforceable to any extent, such provision hereof will be enforced to the maximum extent permissible by applicable law so as to effect the intent of the Parties, and the remainder hereof will continue in full force and effect.

8.4      Headings, Construction and Remedies.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.  The word “day” when used in this Agreement means a calendar day.  The word “law” (or “laws”) when used in this Agreement means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a government entity.  The terms “hereof,” “hereunder,” “herein” and any similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.  As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”  The Parties and their respective counsel have had an opportunity to fully negotiate this Agreement.  Accordingly, neither this Agreement as a whole nor any part hereof shall be construed in favor of or against either Party.  Unless otherwise expressly stated to the contrary in this Agreement, all remedies are cumulative, and the exercise of any express remedy by either Party in this Agreement does not by itself waive such Party’s right to exercise its other rights and remedies available at law or in equity.  Seller and Purchaser each stipulates that any violation or threatened violation of Article 3 or 8 would cause irreparable injury to the other Party, entitling the other Party to obtain specific performance, injunctive or similar relief, as well as any remedy available at law, without the necessity of posting bond or other similar measures.  This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the Parties hereto.

8.5      Assignment.   Seller may not assign or otherwise transfer this Agreement or any rights or obligations under this Agreement, in whole or in part, voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of Purchaser.  Purchaser may assign this Agreement in whole or in part to any Affiliate of Purchaser, or to any purchaser(s) or licensee(s) of any Purchased Patent, without the consent of Seller.  Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective Parties.  Upon assignment in accordance with this Section 8.5, each successor or assignee will have all of the rights and obligations under this Agreement with respect to the Purchased Patents owned or licensed by such successor or assignee, as if such successor or assignee were the Purchaser under this Agreement.  Any assignment in violation of this Section 8.6 will be null and void.

8.6      Governing Law, Exclusive Jurisdiction and Venue.  This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of New York and the federal laws of the United States of America, without regard to conflicts of law principles.  Any dispute, controversy or claim arising out of or relating to this Agreement will be referred to and finally determined by arbitration in accordance with JAMS International Arbitration Rules.

8.7      Specific Performance.  The Parties hereto agree that irreparable damage would occur if any of the provisions hereof were not performed in accordance with its specific terms or were otherwise breached.  The Parties will be entitled to an injunction or injunctions to prevent breaches hereof and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8      Waiver.  Any waiver of the provisions hereof or of a Party’s rights or remedies hereunder must be in writing to be effective.  Failure, neglect, or delay by a Party to enforce the provisions hereof or its rights or remedies at any time, will not be construed as a waiver of such Party’s rights hereunder and will not in any way affect the validity of the whole or any part hereof or prejudice such Party’s right to take subsequent action.

8.9        Entire Agreement; Modification.  This Agreement (including the Exhibits hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect to said subject matter.  Except as set forth in Section 8.3, this Agreement may not be amended except by a writing signed by both Parties.

8.10             Legal Representation.   The Parties hereto each acknowledge that they have been represented by independent legal counsel in the preparation of this Agreement and explicitly waive any conflict of interest and other allegations that they have not been represented by their own counsel.

8.11             Counterparts; Scanned Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute one Agreement.  Electronically scanned signatures shall be acceptable as originals and binding on the Parties.

IN WITNESS WHEREOF, the Parties by their duly authorized representatives have executed and delivered this Agreement as of the Effective Date.

SELLER- Solid Solar Energy, Inc.	PURCHASER- IP Acquisition Sub I, Inc.

By:	By:
Name: Ezra Green	Name:
Title: Chief Executive Officer	Title:
Date:	Date:

PARENT - Finishing Touches Home Goods Inc.

By:
Name:
Title:
Date: